SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Asbury Automotive Group, Inc.
_____________________________________________

(Name of Issuer)

Common Stock (par value $.01 per share)
_____________________________________________

(Title of Class of Securities)

043436104
______________________

(CUSIP Number)

December 31, 2004
_____________________________________________
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON ASBURY AUTOMOTIVE HOLDINGS L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 17,550,743
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,550,743
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 7,109,219* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.9%
12.	TYPE OF REPORTING PERSON CO

*Asbury Automotive Holdings L.L.C. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON RIPPLEWOOD PARTNERS L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 8,954,900
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,954,900
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 15,705,062* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 27.5%
12.	TYPE OF REPORTING PERSON PN
* Ripplewood Partners L.P. is the owner of approximately 51% of the membership interests of Asbury Automotive Holdings L.L.C. Ripplewood Partners L.P. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all parties to the Shareholders Agreement identified in Item 8 below, except to the extent of its pecuniary interest therein.

CUSIP NO. 043436104	13G
1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON COLLINS FAMILY PARTNERS, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,954,900
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 15,705,062* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 27.5%
12.	TYPE OF REPORTING PERSON PN

* Collins Family Partners could be deemed the beneficial owner of the shares held by Ripplewood Partners L.P. Collins Family Partners expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all parties to the Shareholders Agreement identified in Item 8 below, except to the extent of its pecuniary interest therein.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON TIMOTHY C. COLLINS
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,954,900
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 15,705,062* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 27.5%
12.	TYPE OF REPORTING PERSON IN

* Timothy C. Collins could be deemed the beneficial owner of the shares held by Ripplewood Partners L.P. Timothy C. Collins expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all parties to the Shareholders Agreement identified in Item 8 below, except to the extent of his pecuniary interest therein.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON C.V. NALLEY, III
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Georgia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 1,360,759
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,360,759
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 23,299,203* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.2%
12.	TYPE OF REPORTING PERSON CO

* C.V. Nalley III expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON THOMAS F. MCLARTY III
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 454,114
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 454,114
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 24,205,848* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%
12.	TYPE OF REPORTING PERSON IN

* Thomas F. McLarty III expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON LUTHER COGGIN
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 249,756
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,109,219
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 24,410,206* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12.	TYPE OF REPORTING PERSON IN

* Luther Coggin expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE TOMM, TENANTS BY THE ENTIRETIES
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 358,929
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 358,929
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 24,301,033* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12.	TYPE OF REPORTING PERSON 00

* Charlie (C.B.) Tomm and Anita DeSaussure Tomm, Tenants by the Entireties, expressly disclaim beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON JOHN R. CAPPS
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 414,200
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 414,200
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 24,245,762* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12.	TYPE OF REPORTING PERSON IN

* John R. Capps expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G
1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON JIW ENTERPRISES IRREVOCABLE TRUST OF 2004
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 1,280,037
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,280,037
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 23,379,925* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.9%
12.	TYPE OF REPORTING PERSON 00

* JIW Enterprises Irrevocable Trust of 2004 expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G
1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON JIW FUND I, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 117,554
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 117,554
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 24,542,408* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12.	TYPE OF REPORTING PERSON 00

* JIW Fund I, LLC expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON DMCD AUTOS IRVING, INC.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 754,867
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 754,867
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 23,905,095* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%
12.	TYPE OF REPORTING PERSON CO

* DMCD Autos Irving, Inc. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON DMCD AUTOS HOUSTON, INC.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 320,226
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 320,226
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 24,339,736* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.0%
12.	TYPE OF REPORTING PERSON CO

* DMCD Autos Houston, Inc. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON CHILDS & ASSOCIATES INC.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 94,930
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,930
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 24,565,032* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12.	TYPE OF REPORTING PERSON CO

* Childs & Associates Inc. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON ROBERT E. GRAY
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 329,378
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 329,378
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 24,330,584* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.0%
12.	TYPE OF REPORTING PERSON IN

* Robert E. Gray expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G
1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON THOMAS G. MCCOLLUM
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 55,830
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 55,830
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 24,604,132* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12.	TYPE OF REPORTING PERSON IN

* Thomas G. McCollum expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON BUDDY HUTCHINSON CARS, INC.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 120,369
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 120,369
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 24,539,593* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12.	TYPE OF REPORTING PERSON CO

* Buddy Hutchinson Cars, Inc. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SLT/TAG INC.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Oregon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 1,077,319
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,077,319
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 23,582,643* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%
12.	TYPE OF REPORTING PERSON CO

* SLT/TAG Inc. expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON NOEL E. DANIELS
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 38,750
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,750
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 24,621,212* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON IN

* Noel E. Daniels expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON NANCY D. NOBLE
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 43,456
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,456
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 24,616,506* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON IN

* Nancy D. Noble expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON STEVE M. INZINNA
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 19,375
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,375
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 24,640,587* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 0.1%
12.	TYPE OF REPORTING PERSON IN

* Steve M. Inzinna expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

CUSIP NO. 043436104	13G

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON STEPHEN M. SILVERIO
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [x] (b) [ ]
3.	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 24,659,962
	7.	SOLE DISPOSITIVE POWER 19,370
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,370
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 24,640,592* [x]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON IN

* Stephen M. Silverio expressly disclaims beneficial ownership of the shares of Asbury Automotive Group, Inc. beneficially owned by all other parties to the Shareholders Agreement identified in Item 8 below.

Item 1(a).            Name of Issuer:
                ASBURY AUTOMOTIVE GROUP, INC.

Item 1(b).           Address of Issuer’s Principal Executive Offices:

3 LANDMARK SQUARE
SUITE 500
STAMFORD, CT 06901

Item 2(a).         Name of Persons Filing:

ASBURY AUTOMOTIVE HOLDINGS L.L.C.
RIPPLEWOOD PARTNERS L.P.
COLLINS FAMILY PARTNERS, L.P.
TIMOTHY C. COLLINS
C.V. NALLEY III
THOMAS MCLARTY III
LUTHER COGGIN
CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE
TOMM, TENANTS BY THE ENTIRETIES
JOHN R. CAPPS
JIW ENTERPRISES IRREVOCABLE TRUST OF 2004
JIW FUND I, LLC
DMCD AUTOS IRVING, INC.
DMCD AUTOS HOUSTON, INC.
CHILDS & ASSOCIATES INC.
ROBERT E. GRAY
THOMAS G. MCCOLLUM
BUDDY HUTCHINSON CARS, INC.
SLT/TAG INC.
NOEL E. DANIELS
NANCY D. NOBLE
STEVE M. INZINNA
STEPHEN M. SILVERIO

Item 2(b).         Address of Principal Business Office or, if none, Residence:

ASBURY AUTOMOTIVE HOLDINGS L.L.C.
C/O RIPPLEWOOD PARTNERS L.P.
ONE ROCKEFELLER PLAZA
32ND FLOOR
NEW YORK, NY 10020

RIPPLEWOOD PARTNERS L.P.

ONE ROCKEFELLER PLAZA
32ND FLOOR
NEW YORK, NY 10020

COLLINS FAMILY PARTNERS, L.P.
C/O RIPPLEWOOD PARTNERS L.P.
ONE ROCKEFELLER PLAZA
32ND FLOOR
NEW YORK, NY 10020

TIMOTHY C. COLLINS
C/O RIPPLEWOOD PARTNERS L.P.
ONE ROCKEFELLER PLAZA
32ND FLOOR
NEW YORK, NY 10020

C.V. NALLEY III
87 WEST PACES FERRY ROAD
ATLANTA, GA 30305

THOMAS MCLARTY III
425 WEST CAPITOL AVE.
STE. 3810
LITTLE ROCK, AR 72201

LUTHER COGGIN
4306 PABLO OAKS COURT
JACKSONVILLE, FL 32224

                CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE
TOMM, TENANTS BY THE ENTIRETIES
c/o COGGIN AUTOMOTIVE GROUP
4306 PABLO OAKS COURT
JACKSONVILLE, FL 32224

JOHN R. CAPPS
C/O PLAZA MOTOR COMPANY
11830 OLIVE BLVD.
ST. LOUIS, MO 63141

JIW ENTERPRISES IRREVOCABLE TRUST OF 2004
C/O JEFFREY I. WOOLEY

COURTESY AUTOMOTIVE GROUP
MERCEDES BENZ OF TAMPA
4636 N. DALE MABRY HWY
TAMPA, FL 33614

JIW FUND I, LLC
C/O JEFFREY I. WOOLEY
COURTESY AUTOMOTIVE GROUP
MERCEDES BENZ OF TAMPA
4636 N. DALE MABRY HWY
TAMPA, FL 33614

DMCD AUTOS IRVING, INC.
C/O DAVID MCDAVID
MCDAVIS SPORTS HOLDINGS
17120 DALLAS N. TOLLWAY, S# 240
DALLAS, TX 75248

DMCD AUTOS HOUSTON, INC.
C/O DAVID MCDAVID
MCDAVIS SPORTS HOLDINGS
17120 DALLAS N. TOLLWAY, S# 240
DALLAS, TX 75248

CHILDS & ASSOCIATES INC.
C/O CROWN FORD
256 SWAIN STREET
FAYETTEVILLE, NC 28303

ROBERT E. GRAY
C/O GRAY-DANIELS AUTO FAMILY
6060 I-55N
JACKSON, MS 39211

THOMAS G. MCCOLLUM
ASBURY AUTOMOTIVE GROUP, INC.
3 LANDMARK SQUARE, SUITE 500
STAMFORD, CT 06901

BUDDY HUTCHINSON CARS, INC.
5100 SUNBEAM ROAD
SUITE 1
JACKSONVILLE, FL 32257

SLT/TAG INC.
C/O TONKON TORP L.L.P.
1600 PIONEER TOWER
888 SW FIFTH AVE.
PORTLAND, OR 97204

NOEL E. DANIELS

C/O GRAY-DANIELS AUTO FAMILY
6060 I-55N
JACKSON, MS 39211

NANCY D. NOBLE
C/O COGGIN AUTOMOTIVE GROUP
4306 PABLO OAKS COURT
JACKSONVILLE, FL 32224

STEVE M. INZINNA
C/O GRAY-DANIELS AUTO FAMILY
6060 I-55N
JACKSON, MS 39211

STEPHEN M. SILVERIO
C/O THOMASON AUTO GROUP
CORP EAST
17225 SE MCLOUGHLIN BLVD.
PORTLAND, OR 97268-1228

Item 2(c).         Citizenship:

ASBURY AUTOMOTIVE HOLDINGS L.L.C. - DELAWARE
RIPPLEWOOD PARTNERS L.P. - DELAWARE
COLLINS FAMILY PARTNERS, L.P. - DELAWARE
TIMOTHY C. COLLINS - USA
C.V. NALLEY, III - USA
THOMAS MCLARTY III - USA
LUTHER COGGIN - USA
CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE
TOMM, TENANTS BY THE ENTIRETIES - USA
JOHN R. CAPPS - USA
JIW ENTERPRISES IRREVOCABLE TRUST OF 2004 -
USA
JIW FUND I, LLC - USA
DMCD AUTOS IRVING, INC. - TEXAS
DMCD AUTOS HOUSTON, INC. - TEXAS
CHILDS & ASSOCIATES INC. - NORTH CAROLINA
ROBERT E. GRAY - USA
THOMAS G. MCCOLLUM - USA
BUDDY HUTCHINSON CARS, INC. - FLORIDA
SLT/TAG INC. - OREGON
NOEL E. DANIELS - USA
NANCY D. NOBLE - USA
STEVE M. INZINNA - USA
STEPHEN M. SILVERIO - USA

Item 2(d).         Title of Class of Securities:

                COMMON STOCK, PAR VALUE $.01 PER SHARE

Item 2(e).                                CUSIP Number:

043436104

Item 3.                                    NOT APPLICABLE. THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13D-1(d).

Item 4.                                    Ownership

(a).          Amount beneficially owned:

                SEE THE RESPONSES TO ITEM 9 ON THE ATTACHED COVER PAGES.

(b).   Percent of Class:

                 SEE THE RESPONSES TO ITEM 11 ON THE ATTACHED COVER PAGES.

(c).   Number of shares as to which such person has:

(i). Sole power to vote or to direct the vote:
SEE THE RESPONSES TO ITEM 5 ON THE ATTACHED COVER PAGES.

(ii). Shared power to vote or to direct the vote:
SEE THE RESPONSES TO ITEM 6 ON THE ATTACHED COVER PAGES.

(iii). Sole power to dispose or to direct the disposition of:
SEE THE RESPONSES TO ITEM 7 ON THE ATTACHED COVER PAGES.

(iv). Shared power to dispose or to direct the disposition of:
SEE THE RESPONSES TO ITEM 8 ON THE ATTACHED COVER PAGES.

Item 5.                                    Ownership of Five Percent or Less of a Class

IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT
THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS
CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT

 OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ].

    Item 6.                         Ownership of More than Five Percent on Behalf of Another Person.

NOT APPLICABLE

    Item 7.                         Identification and Classification of the Subsidiary
                Which Acquired the Security Being Reported on
                By the Parent Holding Company or Control Person

NOT APPLICABLE

    Item 8.                        Identification and Classification of Members of the Group

THE FOLLOWING SHAREHOLDERS ARE MEMBERS OF A GROUP
BASED ON VOTING ARRANGEMENTS IN ASBURY AUTOMOTIVE
GROUP, INC.’S SHAREHOLDERS AGREEMENT, DATED AS OF
MARCH 1, 2002, AS AMENDED:

ASBURY AUTOMOTIVE HOLDINGS L.L.C.*
C.V. NALLEY, III
THOMAS MCLARTY, III
LUTHER COGGIN
CHARLIE (C.B.) TOMM AND ANITA DESAUSSURE
    TOMM, TENANTS BY THE ENTIRETIES
JOHN R. CAPPS
JIW ENTERPRISES IRREVOCABLE TRUST OF 2004
JIW FUND I, LLC
DMCD AUTOS IRVING, INC.
DMCD AUTOS HOUSTON, INC.
CHILDS & ASSOCIATES INC.
ROBERT E. GRAY
THOMAS G. MCCOLLUM
BUDDY HUTCHINSON CARS, INC.
SLT/TAG INC.
NOEL E. DANIELS
NANCY D. NOBLE
STEVE M. INZINNA
STEPHEN M. SILVERIO

* Ripplewood Partners L.P. is the owner of approximately 51% of the membership interests of Asbury Automotive Holdings L.L.C.; FS Equity Partners III, L.P., FS Equity Partners International L.P and FS Equity Partners IV, L.P., investment funds affiliated with Freeman Spogli, are the owners of approximately 49% of the membership interests of Asbury Automotive Holdings L.L.C.

    Item 9.                        Notice of Dissolution of Group

                NOT APPLICABLE

    Item 10.                      Certifications

NOT APPLICABLE

SIGNATURES

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    Date: February 14, 2005

                        ASBURY AUTOMOTIVE HOLDINGS L.L.C.

                        by:   /s/ TIMOTHY C. COLLINS
                            Name: Timothy C. Collins

                        RIPPLEWOOD PARTNERS L.P.

                        by:   /s/ TIMOTHY C. COLLINS
                            Name: Timothy C. Collins

                        COLLINS FAMILY PARTNERS, L.P.

                        by:   /s/ TIMOTHY C. COLLINS
                            Name: Timothy C. Collins

                        TIMOTHY C. COLLINS

                        by:   /s/ TIMOTHY C. COLLINS
                            Name: Timothy C. Collins

                        C.V. NALLEY, III

                        by:   /s/ C.V. NALLEY, III
                            Name: C.V. Nalley, III

    THOMAS F. MCLARTY, III

    by: /s/ THOMAS F. MCLARTY, III
   Name: Thomas F. McLarty, III

    LUTHER COGGIN

    by:  /s/ LUTHER COGGIN
         Name: Luther Coggin

    CHARLIE (C.B.) TOMM AND ANITA
    DESAUSSURE TOMM, TENANTS BY THE
    ENTIRETIES

    by:  /s/ CHARLES TOMM and ANITA DESAUSSURE TOMM
        Name: Charles Tomm and Anita Desaussure Tomm

    JOHN R. CAPPS

    by:  /s/ JOHN R. CAPPS
        Name: John R. Capps

    JIW ENTERPRISES IRREVOCABLE
    TRUST OF 2004

    by:  /s/ JEFFREY I. WOOLEY
        Name: Jeffrey I. Wooley

    JIW FUND I, LLC

    by:  /s/ JEFFREY I. WOOLEY
        Name: Jeffrey I. Wooley

    DMCD AUTOS IRVING, INC.

    by:  /s/ DAVID MCDAVID
          Name: David McDavid
          Title: President

    DMCD AUTOS HOUSTON, INC.

    by:  /s/ DAVID MCDAVID
          Name: David McDavid
          Title: President

    CHILDS & ASSOCIATES INC.

    by:  /s/ WILLIAM L. CHILDS, SR.
          Name: William L. Childs
          Title: President

    ROBERT E. GRAY

    by:  /s/ ROBERT E. GRAY
          Name: Robert E. Gray

    THOMAS G. MCCOLLUM

    by:  /s/ THOMAS G. MCCOLLUM
          Name: Thomas G. McCollum

    BUDDY HUTCHINSON CARS, INC.

    by:  /s/ BUDDY HUTCHINSON
          Name: Buddy Hutchinson

    SLT/TAG INC.

    by:  /s/ SCOTT L. THOMASON
          Name: Scott L. Thomason
          Title: President

    NOEL E. DANIELS

    by:  /s/ NOEL E. DANIELS
          Name: Noel E. Daniels

    NANCY D. NOBLE

    by:  /s/ NANCY D. NOBLE
          Name: Nancy D. Noble

    STEVE M. INZINNA

    by:  /s/ STEVE M. INZINNA
          Name: Steve M. Inzinna

    STEPHEN M. SILVERIO

    by:  /s/ STEPHEN M. SILVERIO
          Name: Stephen M. Silverio